UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2011

Dr Pepper Snapple Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5301 Legacy Drive, Plano, Texas		75024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-673-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Dr Pepper Snapple Group, Inc. (the "Company") previously disclosed that the Company owns a minority interest in Hydrive Energy, LLC ("Hydrive"). Hydrive, which has developed the energy drink HYDRIVE, is a subsidiary of INOV8 Beverage Company LLC ("INOV8"), which was co-founded by Michael F. Weinstein, one of the Company’s directors. Mr. Weinstein owns in excess of forty percent of the equity of INOV8. On September 1, 2011, the Board of Directors of the Company authorized management to negotiate the terms of an increase in the equity investment in Hydrive and waived any conflict of interest under the Company’s Code of Business Conduct & Ethics (the "Code") that may arise as a result of this additional investment. The amount of the equity investment and the Company’s ultimate equity ownership in Hydrive will be determined in the agreement to be negotiated with HYDRIVE by management, but the Board has authorized an investment of up to $2 million, which could increase the Company’s equity ownership in Hydrive to approximately 40%.

In addition, on September 1, 2011, the Board of Directors authorized management to negotiate an arms' length agreement for the Company’s performance of product development services for HYDRIVE to further advance the flavor and functionality of the product. Further, the Board waived any conflict of interest under the Code that may result from the agreement for the services.

The Company distributes approximately 90% of HYDRIVE and the above transactions are consistent with the Company's strategy of investing in allied brands.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dr Pepper Snapple Group, Inc.

September 2, 2011	By:	James L. Baldwin

Name: James L. Baldwin
Title: Executive Vice President & General Counsel